EXECUTION DRAFT

SEPARATION AGREEMENT
SEPARATION AGREEMENT (this “Agreement”) dated as of June 30, 2011 by and between Nortek, Inc., a Delaware corporation (the “Company”), and Richard L. Bready (the “Executive”) (each a “Party,” and together, the “Parties”).
WHEREAS, the Executive has been employed by the Company as its President and Chief Executive Officer in accordance with the terms of the Amended and Restated Employment Agreement dated as of August 27, 2004, as amended as of December 17, 2009 (such employment agreement, the “Employment Agreement”);
WHEREAS, the Parties wish to confirm the termination of the Executive's employment with the Company and set forth their agreement as to certain payments, benefits, rights and obligations of the Parties in connection therewith;
NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:
1.    Retirement from the Company and Resignation from Positions. The Parties hereby mutually agree that the Executive will retire from the Company, and consequently his employment with the Company will terminate, effective as of July 1, 2011 (the “Separation Date”). The parties agree that, except as expressly provided herein, the Employment Agreement shall terminate on the Separation Date and each party hereby waives any notice that may be required from the other party pursuant to the Employment Agreement. Accordingly, the Executive hereby resigns, effective as of the Separation Date, from all positions, titles, duties, authorities and responsibilities with, arising out of or relating to his employment with the Company and subsidiaries and its affiliates (the “Company Group”), including without limitation as the Chairman, President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company (the “Board”), and agrees to execute all additional documents and take such further steps as may be required to effectuate such resignations. For purposes of clarity, this Section 1 shall survive any revocation of Section 7 of this Agreement by the Executive.
2.    Severance Benefits; Treatment of Company Equity; Reimbursement of Expenses. In connection with the Executive's termination of employment, the Company shall pay and provide to the Executive, and the Executive shall only be entitled to from the Company Group, the following severance payments and benefits set forth in this Section 2 of this Agreement, at the time or times set forth herein:
(a)Severance Payments. Pursuant to the terms of the Employment Agreement, Executive shall be paid an amount equal to $291,666.67 per month (the “Monthly Severance Amount”) for a period of 18 months following the Separation Date (the “Continuation Period”), for an aggregate severance payment to Executive equal to $5,250,000. Pursuant to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” and the “Code,” respectively), and the terms of the policy adopted by the Company and its Subsidiaries dated December 28, 2008, governing the timing of payments by reason of “separation from service” to “specified employees” incorporated in Section 18 of the Employment Agreement, the severance payments shall be delayed for a period of six months following the Separation Date. The severance payments to the Executive shall commence on January 3, 2012, and such first payment shall be equal to $1,750,000; thereafter, commencing in the seventh month following the Separation Date and concluding in the month that the Continuation Period ends, the Monthly Severance Amount shall be paid to the Executive each month during such 12-month period at such times in accordance with the Company's payroll practices.
(b)Lump-Sum Payment in Lieu of Health Insurance. Pursuant to the terms of the Employment Agreement, the Executive shall receive a lump-sum cash payment (in lieu of Company-purchased health insurance coverage) in the amount of $1,000,000, plus an additional amount as a tax “gross up” payment, as determined in good faith by the Company, to cover any and all state and federal income taxes that may be due as a result of such lump sum payment (and the tax on any such “gross up” payment). Pursuant to Section 409A, and the terms of the Company's relevant policies, the payments under this subsection (b) shall be delayed for a period of six months following the Separation Date, and shall be paid to the Executive on January 3, 2012. The parties acknowledge and agree that the Executive shall not be permitted to participate in the Executive Health Reimbursement Plan following the Separation Date.
(c)Payment in Lieu of Perquisites. Pursuant to the terms of the Employment Agreement, Executive shall be paid an amount equal to approximately $500,000 per annum during the Continuation Period (in lieu of certain specified perquisites pursuant to the terms of the Employment Agreement), in equal monthly installments, for a period of 18 months following the Separation Date; provided however, that the exact amount of such annual amount and corresponding monthly installments shall be determined prior to the first payment date set forth below in a mutually agreed upon manner. Pursuant to Section 409A, and the terms of the Company's relevant policies, the payments under this subsection (c) shall be delayed for a period of six months following the Separation Date, and shall commence on January 3, 2012, with such first payment equal to six months' payment of the monthly amount described herein; thereafter, commencing in the seventh month following the Separation Date and concluding in the month that the Continuation Period ends, the monthly amount described herein shall be paid to the Executive each month during such 12-month period at such times in accordance with the Company's payroll practices.
(d)Company Equity. All equity awards granted to the Executive that are outstanding as of the Separation Date that are unvested (including but not limited to any of the Executive's unvested stock options and unvested restricted stock awards) shall be forfeited; provided, however that, effective on the Separation Date (i) fifty-percent of the incentive stock options that would have vested and become exercisable on December 17, 2011 (in accordance with Section 2.B(ii) of Executive's Incentive Stock Option Award Agreement dated December 17, 2009 (the “ISO Agreement”)), shall be deemed to be vested and exercisable; and (ii) fifty-percent of the nonqualified stock options that would have vested and become exercisable on December 17, 2011 (in accordance with Section 2.B(ii) of the Executive's Nonqualified Stock Option Award Agreement dated December 17, 2009 (the “NQSO Agreement”)), shall be deemed to be vested and exercisable (the Executive's incentive stock options and nonqualified stock options collectively, the “Stock Options”). For the avoidance of doubt, on the Separation Date, Executive shall vest in 2,857 incentive stock options issued pursuant to his ISO Agreement and 28,991 nonqualified stock options issued pursuant to his NQSO Agreement. In respect of any of the Stock Options that are vested as of the Separation Date (including by virtue of the proviso in the immediately preceding sentence), such vested Stock Options shall remain exercisable until the earlier of (i) five years from the Separation Date, or (ii) the original expiration date of the relevant Stock Option, at which earlier date such Stock Options shall expire. The Parties agree and acknowledge that terms of the relevant Stock Option agreements between the Company and the Executive are hereby amended to effectuate, to the extent necessary, the provisions of this Section 2(d).
(e)Expense Reimbursement. The Company shall promptly reimburse the Executive, subject to the requirements of its reimbursement policies (including but not limited to the Policy adopted by the Company and its Subsidiaries dated December 28, 2008 in respect of reimbursements incorporated in Section 18 of the Employment Agreement) applied consistently with prior practice, for any business expenses incurred by the Executive prior to, and not reimbursed as of, the Separation Date.
(f)Vacation Pay. The Company shall pay the Executive, on the next regular payday following the Separation Date, pay, at his final base rate of pay, for the 2 months of vacation the Executive had earned but not used as of the Separation Date.
3.    Restrictions. In addition (i) for a one year period following the Separation Date, the Executive agrees to continue to be bound by the non-competition and non-solicitation covenants provided in Section 4(b) of the Employment Agreement, and (ii) in perpetuity, the Executive agrees to continue to be bound by the confidential information restrictions provided in Section 4(c) of the Employment Agreement.
4.    Remedies. The Parties acknowledge and agree that the Executive's breach or threatened breach of any of the restrictions set forth in Section 3 will result in irreparable and continuing damage to the Company Group for which there may be no adequate remedy at law and that the Company Group shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. As provided in Section 4(d) of the Employment Agreement, the Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with, any provision of Section 3. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company and its subsidiaries against him for such breaches or threatened or attempted breaches.
5.    Mutual Non-Disparagement. From and after the Separation Date, (i) the Executive agrees not to defame or disparage, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation, business, prospects or other operations of the Company Group, any member of their management, boards of directors, any of their respective subsidiaries or affiliates, or any investor or shareholder in the Company or the Company Group, unless as required by law or an order of a court or governmental agency with jurisdiction, and (ii) the officers and directors of the Company agree not to defame or disparage, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation, business, prospects or other interests of the Executive, unless as required by law or an order of a court or governmental agency with jurisdiction. For the avoidance of doubt, nothing contained in this Section 5 shall prevent the Executive from engaging in competitive business activities; provided that such activities are conducted in a manner, or at times, such that they do not violate Section 3 and provided further that such activities do not in themselves constitute defamation or disparagement of the nature described herein.
6.    Executive's Consulting and Cooperation Obligations During the Continuation Period. During the Continuation Period, the Executive shall provide consulting services, support and information to the Company as a non-employee consultant to the Company in connection with any reasonable transition services as the Board may require of the Executive on an as-needed basis from time to time during such period. Without limiting the scope of the previous sentence, the Executive shall make himself reasonably available to the Company during the Continuation Period, and shall cooperate with requests from the Board for consulting services, support and/or information concerning any business or legal matters involving facts or events relating to the Company Group that may be within the Executive's knowledge and experience. In addition, the Executive shall cooperate with requests by the Board, upon reasonable notice, in connection with any litigation, regulatory proceeding or investigation that may be brought by or against the Company Group. It is acknowledged by the Parties that the Executive's consulting services as delineated in this Section 6 are to be provided by the Executive only at the direction of, and in the manner requested by, the Board from time to time, and, for clarity, shall be provided by the Executive without any additional compensation to the Executive. Notwithstanding the foregoing, the Executive will not be required to provide the services set forth in this Section 6 for a time commitment of greater than twenty percent (20%) of the average level of services he provided as Chief Executive Officer of the Company during the thirty-six (36) month period ending on the Separation Date.
7.    Mutual Release.
7.1    Release of Claims. The Executive agrees that, on behalf of himself and his heirs, legal representatives, successors and assigns (hereinafter, collectively, the “Executive Released Parties”), and each of them, for good and valuable consideration does hereby unconditionally, knowingly, and voluntarily release and forever discharge the Company Released Parties (as defined below), and the Company agrees that, on behalf of itself and the other Company Released Parties, and each of them, for good and valuable consideration, does hereby unconditionally, knowingly, and voluntarily release and forever discharge the Executive Released Parties, from any and all known or unknown claims, demands, actions or causes of action that now exist or that may arise in the future, based upon events occurring or omissions on or before the date of the execution of this Agreement, including, but not limited to, any and all claims whatsoever pertaining in any way to the Executive's employment at the Company or with any of the Company Released Parties (including any of their predecessors) or the termination of the Executive's employment, including, but not limited to, any claims under, as applicable: (1) the Americans with Disabilities Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act; 42 U.S.C. Section 1981; the Older Workers Benefit Protection Act; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1866, 1871, 1964, and 1991; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Vietnam Veteran's Readjustment Assistance Act of 1974; the Occupational Safety and Health Act; and the Immigration Reform and Control Act of 1986; and any and all other federal, state or local laws, statutes, ordinances, or regulations pertaining to employment, discrimination or pay; (2) any state tort law theories under which an action could have been brought, including, but not limited to, claims of negligence, negligent supervision, training and retention or defamation; (3) any claims of alleged fraud and/or inducement, including alleged inducement to enter into this Agreement; (4) any and all other tort claims; (5) all claims for attorneys' fees and costs; (6) all claims for physical, mental, emotional, and/or pecuniary injuries, losses and damages of every kind, including, but not limited to, earnings, punitive, liquidated and compensatory damages, and employee benefits; (7) any and all claims whatsoever arising under any of the Company Released Parties' or Executive Released Parties' express or implied contracts or under any federal, state, or local law, ordinance, or regulation; (8) any and all claims whatsoever against any of the Company Released Parties for wages, bonuses, benefits, fringe benefits, vacation pay, or other compensation or for any damages, fees, costs, or benefit; and (9) any and all claims whatsoever to reinstatement; provided, however, that, notwithstanding anything to the contrary contained herein, this Agreement does not cover and specifically excludes the Executive's rights and claims directly or indirectly arising from or under or related to (A) any obligation of the Company to provide the benefits or payments described in this Agreement, (B) any indemnification, advancement of expenses, and/or contribution claims or rights that the Executive might have under any agreement, plan, program, policy, or arrangement of the Company and/or any other Company Released Parties (including, without limitation, Section 10 of the Employment Agreement), (C) the Consolidated Omnibus Budget Reconciliation Act (COBRA), (D) any earned but unpaid wages through the Executive's final payroll period and the 2 months of vacation earned but not used by the Executive as of the Separation Date, (E) any vested Stock Options or other equity, (F) Section 8 of the Employment Agreement and/or (G) any profit-sharing and/or retirement plans or other benefits in which the Executive has vested rights. The Executive and the Company also intend that this Section 7 operate as a waiver of all unknown claims of the type being released hereunder. The Executive warrants, on the one hand, that he is currently unaware of any such claim, demand, action, or cause of action against any Company Released Party, and the Company hereby warrants, on the other hand, that it is currently unaware of any such claim, demand, action, or cause of action against any Executive Released Party, which the Executive, or the Company, as appropriate, has not released pursuant to this Section 7 except for the rights and/or claims relating to the matters specifically excluded above. For purposes of this Section 7, “Company Released Parties” means, collectively, the Company and its present and former related companies, subsidiaries and affiliates, and all of their present and former employees, officers, directors, owners, shareholders, shareholders' employees, agents, attorneys, insurers, and operators, including in their individual capacity, and each of its and their successors and assigns.
7.2    Executive Acknowledgements. Effectiveness of this Agreement. The Executive acknowledges that he has been given the opportunity to review and consider this Agreement for 21 days from the date that the Executive received a copy. If the Executive elects to sign this Agreement before the expiration of the 21 days, the Executive acknowledges that he has agreed to waive his right to the full 21 day period. The Executive may revoke this Section 7 after signing it by giving written notice to the Company's General Counsel within 7 days after signing it. This Section 7, provided it is not revoked, will be effective on the 8th day after Executive signs and returns this Agreement to the Company. If the Executive revokes this Section 7, then Section 2 of this Agreement shall be void ab initio, and, for clarity, the Company Group shall have no obligations under this Agreement or otherwise to provide the Executive with any severance payments or benefits. The Executive acknowledges that the Executive has been advised to consult with an attorney before signing this Agreement, and that the Executive is signing this Agreement knowingly, voluntarily and with full understanding of its terms and effects, of his own free will without any duress, being fully informed and after due deliberation. The Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above.
8.    Other Provisions.
8.1    Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express or overnight mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission (with written confirmation received) or, if mailed, four (4) days after the date of mailing or the next day after overnight mail, as follows:

(a)    If the Company, to:
Nortek, Inc
50 Kennedy Plaza
Providence, Rhode Island 02903-2360
Attention:     General Counsel
Telephone:    (401) 278-2621
Fax:        (401) 751-4610

With a copies to:
Sullivan & Cromwell LLP
1888 Century Park East
Los Angeles, California 90067-1725
Attention:     Alison Ressler, Esq.
Telephone:    (310) 712-6600
Fax:        (310) 407-2681

(b)    If the Executive, to the Executive's home and office addresses reflected in the Company's records

8.2    Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements,

written or oral, with respect thereto, excluding only Sections 8 and 10 of the Employment Agreement which shall remain in full force and effect in accordance with their terms.
8.3    Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
8.4    Governing Law and Venue.
(a)    This Agreement shall be governed and construed in accordance with the laws of the State of Rhode Island applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.
(b)The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in Providence, RI, for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. SUBJECT TO APPLICABLE LAW, THE PARTIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING FROM THIS AGREEMENT.
8.5    Assignability by the Company and the Executive. The Executive's rights and obligations may not be assigned by the Executive, but the Company may assign its rights, together with its obligations, to any other entity which will succeed to all or substantially all of the assets and substantially carry on the business of the Company.
8.6    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
8.7    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.
8.8    Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 3 are reasonable and valid in temporal scope and in all other respects.
8.9    Judicial Modification. If any court determines that any of the covenants in Section 3, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.
8.10    Compliance with Law. This Agreement is intended to comply with the requirements of Section 409A of the Code and the parties hereto agree to treat payments and entitlements hereunder consistent with that intent. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409A.

8.11    Tax Withholding. Each payment under this Agreement is set forth as a gross amount and is subject to all applicable tax withholdings. The Company is hereby authorized to withhold from any payment due hereunder the amount of withholding taxes due any federal, state or local authority in respect of such payment and to take such other action as may be necessary to satisfy all Company obligations for the payment of such withholding taxes.

[Signatures on next page]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.
EXECUTIVE
/s/ Richard L. Bready
Richard L. Bready

NORTEK, INC.
By: /s/ Kevin W. Donnelly
Kevin W. Donnelly
Vice President, General Counsel & Secretary